[AGWAY LOGO]          NEWS                              Contact: Jeff Dove, Esq.
                      RELEASE                  Menter, Rudin & Trivelpiece, P.C.
                                                        Syracuse, New York 13202
                                                             Phone: 315.474.7541
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FOR IMMEDIATE RELEASE


               AGWAY ANNOUNCES SALE OF FEED AND NUTRITION BUSINESS
                           TO CARGILL ANIMAL NUTRITION

SYRACUSE, NY - FEBRUARY 27, 2004 - Agway, Inc. has announced that on February 26, 2004 the U. S. Bankruptcy Court for the Northern District of New York approved the sale of substantially all of the assets, excluding accounts receivable, of its Agway Feed and Nutrition business to Cargill Animal Nutrition for total cash consideration of $22,650,000. The sale closing is targeted for March 12, 2004.

In addition, the Court yesterday approved the sale of the three remaining Agway Feed and Nutrition properties that were not included in the Cargill transaction. Those properties were sold for total cash consideration of $1,160,501.

The Court approvals followed an auction hearing in Utica, NY at which ten bidders were qualified to bid on either the entire Feed and Nutrition business or individual feed mills. Based on its analysis of the bids, Agway determined that Cargill's bid was the best offer for the business. Agway said that the bidding at the auction added over $13.8 million in value as compared to the original asset purchase and sale agreement.

Also, the Court yesterday approved Agway's motion requesting that the Court establish bidding procedures and a date for conducting an auction to determine if there are higher or better offers for Agway Feed and Nutrition's accounts receivable. That auction is scheduled for March 11, 2004 at 2:30 p.m. at the United States Courthouse in Utica, NY. Agway, Inc. is an agricultural cooperative owned by 69,000 Northeast farmer-members. On October 1, 2002, Agway, Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code. Cooperative Milling, LLC, which is a joint venture between Agway and Southern States Cooperative, was not part of the auction and was not included in Agway's chapter 11 filings. Agway is headquartered in Syracuse, NY and its website is www.agway.com.

Cargill Animal Nutrition is a global leader in animal feed and technology. Cargill, Incorporated is an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 98,000 employees in 61 countries. The company provides distinctive customer solutions in supply chain management, food applications, and health and nutrition. Visit Cargill Animal Nutrition at www.cargillanimalnutrition.com. Visit Cargill at www.cargill.com.